Exhibit 99.1

Invitae Reports Preliminary 2021 Revenue of More Than $458 Million and Billable Volume of More Than 1.16 Million

•	64 percent growth year-over-year in revenues

•	76 percent growth year-over-year in billable volumes

•	Ended the year with more than 17,500 active healthcare provider accounts

•	Active pharma and commercial partnerships expand by 68 percent

•	Total patient population is more than 2.5 million with over 62 percent available for data sharing

— Presenting at the 40th Annual J.P. Morgan Healthcare Conference on January 12, 2022, at 9:45 a.m. Eastern/6:45 a.m. Pacific —

SAN FRANCISCO, January 10, 2022 – Invitae Corporation (NYSE: NVTA), a leading medical genetics company, announced preliminary unaudited full-year 2021 revenue, billable volume and commercial metrics reporting approximately 64 percent growth in revenue and 76 percent growth in volume, signaling continued momentum into 2022.

“We are encouraged by the acceleration of our business in 2021, particularly in light of the direct and indirect impacts on the healthcare system throughout the year,” said Sean George, Ph.D., co-founder and chief executive officer of Invitae. “Our results, which exceeded our outlook a year ago, underscore the strength of our unique model for engaging patients and physicians early, delivering new and efficient ways to interact and provide information to those patients and support their providers at every step along the way. The growth in testing during this period demonstrates the value of our differentiated strategy of expanding access to and use of genetic information for all patients as they plan for a healthier life. I am confident in our continued ability to execute and integrate new technologies to expand our menu, services and data platform as we enter into this next phase of our business model on our way to establishing genome management as the future of medicine.”

Preliminary, unaudited financial results and other metrics for 2021

•	Generated revenue of more than $458 million in 2021, an approximate 64 percent increase from $279.6 million in 2020

•	Generated billable volume of more than 1.16 million in 2021, an approximate 76 percent increase from billable volume of 659,000 in 2020

•	Total active healthcare provider accounts are over 17,500, almost doubling since the beginning of 2020

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Active pharma and commercial partnerships grew to 178, an increase of approximately 68 percent in 2021 driving continued revenue growth from Invitae’s data and data services platform to pharma, health system and software and services partners

•	Total patient population is more than 2.5 million with over 62 percent available for data sharing

Invitae has not completed preparation of its financial statements for the fourth quarter or full year 2021. The preliminary, unaudited results presented in this press release for the year ended December 31, 2021, are based on current expectations and are subject to adjustment. Actual results may differ materially from those disclosed in this press release. Invitae will report its full financial results and other metrics during its fourth quarter and year-end 2021 conference call in early March.

Invitae’s Presentation at 40th Annual J.P. Morgan Healthcare Conference

Invitae will present at the 40th Annual J.P. Morgan Healthcare Conference on Wednesday, January 12, 2022, at 9:45 a.m. Eastern Time/6:45 a.m. Pacific Time. The 2022 J.P. Morgan Healthcare Conference is being held virtually via webinar. A live webcast of both the presentation and a Q&A session may be accessed at the following direct link or by visiting the investors section of the company’s website at ir.invitae.com. Public listeners can access an audio and slide recording of the session, which will be available shortly after the conclusion of the presentation and Q&A session on the investors section of the company’s website at ir.invitae.com.

About Invitae

Invitae Corporation (NYSE: NVTA) is a leading medical genetics company whose mission is to bring comprehensive genetic information into mainstream medicine to improve healthcare for billions of people. Invitae’s goal is to aggregate the world’s genetic tests into a single service with higher quality, faster turnaround time, and lower prices. For more information, visit the company’s website at invitae.com.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the company’s preliminary financial results for 2021, including billable volume, revenue, and certain commercial metrics; the company’s beliefs regarding the acceleration of the company’s business in 2021 and continued momentum into 2022; the company’s beliefs regarding the strength of various attributes of its business and its unique business model; the company’s beliefs regarding its ability to execute and integrate new technologies to expand its menu, services and data platform; the company’s beliefs regarding the value of its strategy of expanding access to and use of genetic information for all patients; and the company’s beliefs regarding the next phase of its business model and the potential of genome management as the future of medicine. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: actual results for the fourth quarter and full year 2021, the year-end close process and audit of the company’s financial statements; the company’s ability to build on momentum in its business and the drivers of momentum; the impact of the COVID-19 pandemic on the company’s business; the company’s history of losses; the company’s need to scale its infrastructure in advance of demand for its tests and to increase demand for its tests; the company’s ability to compete; the company’s ability to develop and commercialize new tests and data services, and expand into new markets; risks associated with the company’s ability to use rapidly changing genetic data to interpret test results accurately, consistently, and quickly; the risk that the company may not obtain or maintain sufficient levels of reimbursement for its tests; the company’s ability to successfully integrate acquired businesses, and the benefits to the company of any such acquisitions; laws and regulations applicable to the company’s business; the impact of litigation on the company’s business; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021. These forward-looking statements speak only as of the date hereof, and Invitae Corporation disclaims any obligation to update these forward-looking statements.

Source: Invitae Corporation

Contact:

ir@invitae.com

(628) 213-3369

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